                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      Kaufman and Broad Home Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------

     (3)  Filing Party:

          ---------------------------------------------------------------------

     (4)  Date Filed:

          ---------------------------------------------------------------------

                                NOTICE OF 1996

                      KAUFMAN AND BROAD HOME CORPORATION




                              ANNUAL MEETING OF

                                 STOCKHOLDERS




                                     and



                               PROXY STATEMENT



                                    [LOGO]
                               KAUFMAN   BROAD

                       KAUFMAN AND BROAD HOME CORPORATION

                            10990 Wilshire Boulevard
                         Los Angeles, California 90024
                                 (310) 231-4000

                            ------------------------

                                  BRUCE KARATZ
                      Chairman and Chief Executive Officer

                            ------------------------
                               February 26, 1996

                            Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the Annual Meeting of Stockholders of Kaufman and Broad Home Corporation at 9:00 a.m. on March 28, 1996 at the Westwood Marquis Hotel in Los Angeles, California.

The matters expected to be acted on at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to specific agenda items, by attending the meeting you will have an opportunity to hear about our plans for the future and to meet your officers and directors. Whether or not you plan to attend, please sign and date the enclosed Proxy Card and return it as soon as possible in the envelope provided to ensure that your shares will be represented.

We look forward to seeing you on March 28th.

                                   Sincerely,

                                    [SIG]

                                  BRUCE KARATZ

                      Chairman and Chief Executive Officer

                                      LOGO
                       KAUFMAN AND BROAD HOME CORPORATION

                            ------------------------

                            NOTICE OF ANNUAL MEETING

                                OF STOCKHOLDERS

                           To Be Held March 28, 1996

                       To the Holders of the Common Stock
                     of Kaufman and Broad Home Corporation:

 The Annual Meeting of Stockholders of Kaufman and Broad Home Corporation (the
                                   "Company")
will be held on Thursday, March 28, 1996 at 9:00 a.m. local time in the Dynasty
                                  Room of the
  Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles, California for the
                              following purposes:

 (1) To elect three Class I Directors, each to serve for a term of three years;

 (2) If properly presented, to consider and act upon a stockholder proposal, which is opposed by the Board of Directors; and

 (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

 The Board of Directors has fixed the close of business on February 12, 1996 as the record date for determination of holders of Common Stock entitled to notice of, and to vote at,
                    the meeting or any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN
  THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY CARD WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT
                                      THE
MEETING AND WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF SOLICITING PROXIES.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                                    [SIG]

                                KIMBERLY N. KING

                            Corporate Secretary and
                               Associate Counsel

                            Los Angeles, California

                               February 26, 1996

                                      LOGO

                       KAUFMAN AND BROAD HOME CORPORATION

                            10990 Wilshire Boulevard
                         Los Angeles, California 90024

                                PROXY STATEMENT

                                      for

                         ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held March 28, 1996

                            ------------------------

                              GENERAL INFORMATION

  Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your proxy in the form enclosed to be used at the Company's Annual Meeting of Stockholders which will be held on Thursday, March 28, 1996 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A copy of the Company's Annual Report to Stockholders for the fiscal year ended November 30, 1995, including audited financial statements, is also being mailed to stockholders concurrently with this Proxy Statement. It is anticipated that the mailing to stockholders of this Proxy Statement, and the enclosed Proxy Card, will commence on or about February 26, 1996.

  You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please date, sign and promptly return your Proxy Card in the envelope provided. You may revoke your proxy at any time prior to its exercise at the Annual Meeting by written notice to the Company's Secretary, and, if you attend the Annual Meeting, you may vote your shares in person.

  Only holders of record of the 32,352,736 shares of Common Stock outstanding at the close of business on February 12, 1996 will be entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. There is no right to cumulative voting.

  The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the Annual Meeting. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified. Where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as directors of the Company of the three persons named under "Election of Directors" on pages 3 and 4, and against the stockholder proposal. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the meeting, shares represented by signed proxies returned to the Company will be voted in accordance with the judgment of the person or persons voting the proxies on any other matters that properly may be brought before the meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the stockholder proposal, and will be counted as present for purposes of the proposal, and will have the effect of a negative vote because passage of the proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors, but may not vote upon the stockholder proposal. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the stockholder proposal.

  The persons named as proxies on the enclosed Proxy Card are Bruce Karatz, Chairman and Chief Executive Officer, Albert Z. Praw, Senior Vice President, Real Estate, and Kimberly N. King, Corporate Secretary and Associate Counsel.

                             ELECTION OF DIRECTORS
                            ------------------------

  At the meeting, the Board of Directors will present as nominees and recommend to the stockholders that each of the three persons listed below be elected as Class I Directors to serve for a three-year term ending at the 1999 Annual Meeting of Stockholders. Should any of these nominees become unable to serve as a director, the persons named on the enclosed Proxy Card will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may recommend in place of such nominee.

  The Board of Directors has nominated three candidates to stand for re-election as Class I Directors. A brief summary of each nominee's principal occupation, business affiliations and other information follows.


---------------



---------------

JANE EVANS, age 51, is President and
Chief Operating Officer of SmartTV.
From 1991 to 1995 she served as Vice
President and General Manager, Home
and Personal Services Division, U S
West Communications, Inc. From 1987
to 1989 she was a general partner of
Montgomery Securities, and from 1989
until 1991 she was President and
Chief Executive Officer of the
InterPacific Retail Group. Ms. Evans
serves as a director of Philip Morris
Companies, Inc., Edison Brothers
Stores, Inc., Georgia Pacific,
BancOne-Arizona and the Ladies
Professional Golf Association. Ms.
Evans was elected to the Board in
1993.


                                           ---------------



                                           ---------------

                                           JAMES A. JOHNSON, age 52, has been
                                           Chairman and Chief Executive Officer
                                           of the Federal National Mortgage
                                           Association ("Fannie Mae") since
                                           1991, and served as Fannie Mae's Vice
                                           Chairman from 1990 until his election
                                           to his present position. Prior to
                                           joining Fannie Mae, Mr. Johnson
                                           served as Managing Director of Lehman
                                           Brothers, an investment banking firm,
                                           from 1985 until 1989. He is Chairman
                                           of The Brookings Institution and is a
                                           trustee of the Council on Foreign
                                           Relations. He serves on the boards of
                                           Fannie Mae, The Dayton Hudson
                                           Corporation, United HealthCare
                                           Corporation, the Alliance to Save
                                           Energy, the Board of Overseers of the
                                           Wharton School of the University of
                                           Pennsylvania, The Enterprise
                                           Foundation, the National Housing
                                           Endowment, the National Alliance to
                                           End Homelessness, Carnegie
                                           Corporation of New York and Carnegie
                                           Endowment for International Peace.
                                           Mr. Johnson has been a member of the
                                           Board of Directors since 1992.

---------------



---------------

SANFORD C. SIGOLOFF, age 65, has been
Chairman, President and Chief
Executive Officer of Sigoloff &
Associates, Inc. since 1989 and in
1994 was appointed to the California
State Board of Education by
California Governor Pete Wilson. Mr.
Sigoloff was President and Chief
Executive Officer of L. J. Hooker
Corporation from 1989 to 1992, and
was Chairman, President and Chief
Executive Officer of Wickes
Companies, Inc., a retail and
wholesale merchandiser, from 1982 to
1988. Mr. Sigoloff was a Presidential
appointee to the United States
Holocaust Memorial Council in
Washington, D.C. from 1988 through
1994 and is a Fellow in the American
College of Bankruptcy. Mr. Sigoloff
is a director of K-tel International,
Inc., SunAmerica Inc., Movie Gallery,
Inc. and Wickes PLC-London, England.
Among his many civic involvements,
Mr. Sigoloff is a director of the
National Conference of Christians and
Jews and the Center Theater Group; a
trustee of the UCLA Foundation, the
Medical Centers of Cedars-Sinai and
Chaim Sheba; a member of the
Executive Committee of the City of
Hope and the Executive Board of the
American Jewish Committee; and a
national trustee and Vice President
of the National Jewish Center for
Immunology and Respiratory Medicine.
He has been a director of the Company
or its predecessor company since
1979.

  The other directors of the Company and their respective principal occupations, business affiliations and other information for at least the past five years are as follows. Having served 15 years as a director of the Company or its predecessor, Mr. Lester Pollack has determined to retire as of the Annual Meeting.

---------------



---------------

RONALD W. BURKLE, age 43, is the
Managing Partner and majority owner
of The Yucaipa Companies, a private
investment firm and the majority
shareholder in Ralphs Grocery Co.
(merged with Food 4 Less Supermarkets
in June of 1995), Dominick's of
Chicago and Smitty's of Arizona. Mr.
Burkle is Chairman of all three
companies. Mr. Burkle's professional
affiliations include serving as
Chairman of D.A.R.E. America and
serving on the boards of the RAND
Institute on Education & Training,
the Western NIS Enterprise Fund, the
U.S. Small Business Advisory Council
and the Executive Board for the
Medical Sciences of UCLA. He is a
member of the Industry Policy
Advisory Committee -- U.S. Department
of Commerce, the board of Claremont
University Center, the Museum of
Contemporary Art and the Los Angeles
Music Center. In addition, Mr. Burkle
serves on the boards of California
Retailers Association, the Food
Marketing Institute, the Food
Employers Council in California and
he is the founder and trustee of the
Ralphs/Food 4 Less Foundation. Mr.
Burkle has been a director of the
Company since 1995, and his term
expires in 1998.


                                           ---------------



                                           ---------------

                                           DR. RAY R. IRANI, age 61, is
                                           Chairman, President and Chief
                                           Executive Officer of Occidental
                                           Petroleum Corporation ("Occidental").
                                           He joined Occidental in 1983 as
                                           Chairman and Chief Executive Officer
                                           of Occidental Chemical Corporation,
                                           an Occidental subsidiary, and as
                                           Executive Vice President of
                                           Occidental. In 1984 he was elected to
                                           the Board of Directors of Occidental
                                           and was named President and Chief
                                           Operating Officer. He assumed the
                                           responsibilities of Chairman and
                                           Chief Executive Officer, in addition
                                           to President, in 1990. Dr. Irani has
                                           served as Chairman of Canadian
                                           Occidental Petroleum, an Occidental
                                           affiliate, since 1986 and as a
                                           director since 1984. An Honorary
                                           Fellow of the American Institute of
                                           Chemists, Dr. Irani is a director of
                                           the National Association of
                                           Manufacturers, the American Petroleum
                                           Institute, the National Committee on
                                           United States-China Relations, Cedars
                                           Bank (formerly, Bank Audi), and the
                                           Jonsson Cancer Center
                                           Foundation/UCLA. He is a member of
                                           The President's Export Council, the
                                           National Petroleum Council, the
                                           Scientific Research Society of
                                           America, the American Chemical
                                           Society, and the Industrial Research
                                           Institute. He is a trustee of the
                                           University of Southern California and
                                           serves on the CEO Board of Advisors
                                           of the University's School of
                                           Business Administration. He is also a
                                           trustee of the American University of
                                           Beirut, and St. John's Hospital and
                                           Health Center Foundation. Dr. Irani
                                           has been a director of the Company
                                           since 1992, and his term expires in
                                           1998.

---------------



---------------

ANTOINE JEANCOURT-GALIGNANI, age 59,
was named Chairman and Chief
Executive Officer of Assurances
Generales de France, one of France's
largest insurance companies, in 1994.
From 1981 through 1993, he served as
the Chairman and Chief Executive
Officer of Banque Indosuez. He joined
Banque Indosuez in 1979 as President,
and was named Chairman in 1981. Prior
to joining Banque Indosuez, he was
Executive Vice President of Credit
Agricole. Mr. Jeancourt-Galignani is
a director of Bouygues, Total,
Societe Generale, Paribas, and
Aachener und Munchener (AMB); he also
serves as the Chairman of the
Supervisory Board of Euro Disney
S.C.A. He is a graduate of l'Ecole
Nationale d'Administration (l'ENA).
Mr. Jeancourt-Galignani has been a
director of the Company since 1989.
His term expires in 1997.


                                           ---------------



                                           ---------------

                                           BRUCE KARATZ, age 50, has been
                                           President, Chief Executive Officer
                                           and a director of the Company since
                                           1986 and was named Chairman in 1993.
                                           From 1980 until the formation of the
                                           Company in 1986, Mr. Karatz was
                                           President of Kaufman and Broad
                                           Development Group. He joined the
                                           Company's predecessor in 1972 and,
                                           from 1976 through 1980 he was
                                           President of its French homebuilding
                                           subsidiary. Mr. Karatz is a director
                                           of Honeywell Inc., National Golf
                                           Properties, Inc., and MacFrugal's
                                           Bargains - Close-outs Inc. Among his
                                           civic and professional activities,
                                           Mr. Karatz is a trustee of the RAND
                                           Corporation; a member of the Council
                                           on Foreign Relations, the Board of
                                           the National Park Foundation, the
                                           California Business Roundtable, and
                                           the University of Southern California
                                           Law Center Board of Councilors; and
                                           Co-Chairman of the Mayor's Alliance
                                           for a Safer L.A. His term as a
                                           director expires in 1997.

---------------



---------------

GUY NAFILYAN, age 51, has been
President and Chief Executive Officer
of Kaufman and Broad France, the
Company's operation based in Paris,
France, and Executive Vice President
and President of European Operations
of the Company since April 1992. He
was a Senior Vice President of the
Company from 1987 to 1992, and from
1983 through 1987 he was President of
Kaufman and Broad, S.A. (the
predecessor to Kaufman and Broad
France). Mr. Nafilyan's term expires
in 1998, and he has been a director
of the Company since 1987.






                                           ---------------



                                           ---------------

                                           LUIS G. NOGALES, age 51, has been
                                           Chairman and Chief Executive Officer
                                           of Embarcadero Media, Inc., a media
                                           acquisition firm specializing in
                                           Spanish language radio stations,
                                           since 1992. From 1990 through 1993,
                                           he was President of Nogales Partners,
                                           and from 1989 to 1990 he was General
                                           Partner in Nogales Castro Partners,
                                           both media acquisition firms. From
                                           1986 to 1988, Mr. Nogales was
                                           President of Univision, the nation's
                                           largest Spanish language television
                                           network, and from 1983 to 1986 he was
                                           Chairman and Chief Executive Officer
                                           of United Press International. He is
                                           a director of Adolph Coors Company
                                           and Southern California Edison
                                           Company; a member of the
                                           Inter-American Dialogue; a trustee of
                                           The Ford Foundation and Vice
                                           President of the Board of Trustees of
                                           Stanford University. Mr. Nogales has
                                           been a director of the Company since
                                           1995. His term expires in 1998.

                          THE BOARD AND ITS COMMITTEES
                            ------------------------

  The Company's Board of Directors held four regular and one special meeting during the fiscal year ended November 30, 1995. Management also periodically conferred with directors between meetings regarding Company affairs. During fiscal 1995, all directors attended 75% or more of the total aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served, except Mr. Nogales.

  The committees of the Board of Directors consist of the Personnel, Compensation and Stock Plan Committee, the Audit and Compliance Committee, the Nominating and Corporate Governance Committee and the Executive Committee.

PERSONNEL, COMPENSATION AND STOCK PLAN COMMITTEE
The Personnel, Compensation and Stock Plan Committee reviews and makes recommendations regarding compensation and other employment benefits for the Company's officers and other members of senior management. The committee also reviews and approves all awards made under the Company's employee stock plans, the annual merit increase guidelines for base salaries for all employees and all officer nominations. Throughout 1995, the members of the committee were Messrs. Irani, Johnson and Pollack. Mr. Burkle was appointed to the committee in March 1995, at which time Mr. Johnson was elected Chairman. Messrs. Eli Broad and David Maxwell served on the committee until their retirement from the Board in March 1995. The committee held two meetings during fiscal 1995; members were also frequently consulted by management to discuss compensation issues between meetings. See the "Personnel, Compensation and Stock Plan Committee Report on Executive Compensation" (the "Compensation Committee Report") at pages 12 -- 15.

AUDIT AND COMPLIANCE COMMITTEE
The function of the Audit and Compliance Committee is to approve the selection of, and review all services performed by, the Company's independent auditors; to meet, consult with, and receive reports from the Company's independent auditors, its financial and accounting staff and its internal audit department; and to review and take action, or make recommendations to the Board of Directors, with respect to the scope of the audit procedures, accounting practices, and internal accounting and financial controls of the Company. The committee held two meetings during fiscal 1995. Throughout 1995 the committee was comprised of Ms. Evans and Mr. Sigoloff, who serves as Chairman. Mr. Nogales was appointed to the committee in March 1995, following Mr. Maxwell's retirement from the Board and the committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee is responsible for recommending director candidates for the Board, setting policies regarding and evaluating existing directorships, recommending assignments to the committees of the Board, recommending director compensation and reviewing management succession planning. The committee also considers and makes recommendations to the Board concerning issues of corporate governance. In March 1995, Dr. Irani was appointed Chairman of the committee, replacing Mr. Johnson who was appointed Chairman of the Personnel, Compensation and Stock Plan Committee. The members of the committee throughout

1995 were Ms. Evans and Messrs. Irani, Johnson and Pollack. Mr. Broad was a member of the committee through March 1995, at which time he retired from the Board. The committee met three times during the year.

  The Nominating and Corporate Governance Committee will consider qualified nominees for director nominated by stockholders. Stockholders wishing to make such recommendations should submit the name of the candidate and the candidate's background and qualifications to the committee, c/o the Secretary of the Company, 10990 Wilshire Boulevard, Los Angeles, California 90024 not later than January 1 of the year in which the proposed candidate is to be considered for nomination.

EXECUTIVE COMMITTEE
The Executive Committee has the authority of the Board of Directors between meetings of the Board of Directors except to the extent that such authority may be limited by the Company's Bylaws (which do not currently provide for any such limitation) or by applicable law. Mr. Broad served as Chairman of the committee until his retirement in March 1995, at which time Mr. Sigoloff was appointed to the committee as Chairman. Mr. Karatz served on the committee throughout 1995.

COMPENSATION PAID TO BOARD MEMBERS
Directors who are employees of the Company receive no additional compensation for their service on the Board of Directors. Directors who are not employees of the Company are paid a quarterly retainer of $5,000, plus $1,500 for each Board of Directors and $1,000 for each committee meeting attended. If two committee meetings are held on the same day, $500 is paid for the second meeting. Additionally, each committee chairman receives a quarterly retainer of $1,250. Directors may defer all or a portion of their fees until a later specified event, such as retirement. Directors are reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings.

  Pursuant to the Company's 1993 Director Stock Plan, each non-employee director who is a director of the Company immediately following any Annual Meeting of Stockholders, and who has served as a director for a specified period of time immediately prior to such meeting, receives an annual grant of 500 shares of the Company's Common Stock.

  With a view toward further enhancing stock ownership by the Company's directors, in late 1994 the Board adopted the Directors' Restricted Stock Plan pursuant to which directors may elect to receive all or a portion of their retainers and meeting fees in shares of restricted Common Stock rather than in cash. This election was first made available to directors in 1995. The shares of restricted Common Stock are granted at a slight premium to the value of the cash fees, and participating directors have the right to vote and earn cash dividends on the shares. Shares granted under this plan may not be sold or transferred until the first to occur of certain specific events, including at least five years of Board service, death, disability, retirement in accordance with the Board's retirement policy.

  The Board terminated the Company's Non-Employee Directors' Retirement Plan (the "Retirement Plan") in December 1995. The Retirement Plan provided that directors who served a minimum of three years would receive upon retirement, or otherwise leaving the Board, a continuation of one-half of their annual retainer for each year of service up to a maximum of ten years. In consideration of the accrued benefits that each director surrendered upon termination of the Retirement Plan, the Company made a one-time grant of deferred Common Stock units to each director in an amount equal to the full present value of his or her surrendered retirement benefit. The shares of Common Stock represented by the units will be distributed in-kind when each director retires or otherwise leaves the Board. (Directors who had served less than three years as of the date the Retirement Plan was terminated received grants of deferred Common Stock units in amounts reflecting Board service to date; however, the shares of Common Stock represented by such units will be forfeited to the Company if such director leaves the Board prior to serving a minimum of three years.) Directors earn the equivalent of cash dividends on, but do not have voting or investment power with respect to, the shares of Common Stock represented by the units. Termination of the Retirement Plan did not affect the benefits of directors who had already retired with vested rights.

  In furtherance of the Corporation's overall support for charitable giving, and in acknowledgement of the service of the Company's directors, in 1995 the Company established the Director's Legacy Program. Under the program, when a director dies, the Company will donate up to $500,000 (in $50,000 increments) to no more than five charitable organizations or educational institutions of the director's choice. All directors may participate in the program. To be eligible to receive a donation, a recommended organization must be an educational institution or charitable organization and must qualify to receive tax-deductible donations under the Internal Revenue Code. The program is funded by life insurance contracts maintained by the Company on the lives of the participating directors. This funding is structured such that the life insurance proceeds are expected to equal or exceed the cost to the Company of maintaining the program. The program has no direct compensation value to directors because they do not receive any direct cash or tax savings.

                     BENEFICIAL OWNERSHIP OF COMPANY STOCK
                            ------------------------

DIRECTORS AND MANAGEMENT

The following information is furnished as of February 15, 1996 to indicate the beneficial ownership of the Company's Common Stock by each director and each of the executive officers named in the Summary Compensation Table individually, and by all directors and all executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. No director or executive officer owns more than 1% of the Company's Common Stock, other than Mr. Karatz who owns 3.9%. As a group, all directors and executive officers of the Company own an aggregate of 5.0% of the Company's Common Stock.





                                                      AMOUNT AND NATURE
                                                        OF BENEFICIAL
                   NAME OF BENEFICIAL OWNER            OWNERSHIP (A-F)
                 ------------------------------------------------------
                 Ronald W. Burkle                            1,851
                 Jane Evans                                  2,436
                 Dr. Ray R. Irani                           13,653
                 Antoine Jeancourt-Galignani                 5,807
                 James A. Johnson                           16,428
                 Bruce Karatz                            1,252,537
                 Guy Nafilyan                              118,000
                 Luis G. Nogales                               718
                 Lester Pollack                             10,969
                 Sanford C. Sigoloff                        23,318
                 Roger B. Menard                            80,056
                 Michael F. Henn                            28,000
                 Albert Z. Praw                             12,522
                 All directors and executive
                 officers as a group (18 persons)        1,615,545
                 -------------------------------------------------

(a) Included are deferred Common Stock units granted to directors upon termination of the Retirement Plan in the following amounts: Mr. Burkle, 718; Ms. Evans, 1,436; Dr. Irani, 2,153; Mr. Jeancourt-Galignani, 4,307; Mr. Johnson, 2,512; Mr. Nogales, 718; Mr. Pollack, 6,819; and Mr. Sigoloff, 6,819.

(b) Included are shares of restricted Common Stock granted under the Directors' Restricted Stock Plan in the following amounts: Mr. Burkle, 1,133; Mr. Johnson, 1,416; and Mr. Sigoloff, 1,699.

(c) Included are shares of Common Stock subject to acquisition within 60 days of February 15, 1996 through the exercise of stock options granted under the Company's employee stock plans in the following amounts: Mr. Karatz, 1,091,968; Mr. Menard, 39,000; Mr. Nafilyan, 24,000; Mr. Henn, 8,000; Mr.
    Praw, 4,000; and the executive officers as a group, 1,215,168. No non-employee director holds stock options.

(d) Included are shares of performance-accelerated restricted Common Stock ("Restricted Stock") granted in 1991 under the Company's 1988 Employee Stock Plan in the following amounts: Mr. Karatz, 125,000; Mr. Menard, 33,334; and Mr. Nafilyan, 62,500. Shares of Restricted Stock vest in twelve equal installments, the first of which vested in 1994; full vesting will occur in the year 2005. In all cases, executives must be employed by the Company at the time of vesting to receive the shares.

(e) Included, pursuant to Securities and Exchange Commission rule, are shares of Common Stock that may be received on conversion of the Company's Series B Mandatory Conversion Premium Dividend Preferred Stock, $1.00 par value ("Preferred Stock"), as follows: Mr. Praw, 3,825; and all directors and executive officers as a group, 4,125. Mandatory conversion of the Preferred Stock will occur on April 1, 1996, after which time no shares of Preferred Stock will remain outstanding.

(f) Included are shares held in certain trusts as follows: Mr. Henn holds 20,000 shares of Common Stock in a trust of which he is co-trustee and has a contingent beneficial interest and over which he shares voting and investment power; and Mr. Praw holds 4,697 shares of Common Stock and 3,825 shares of Preferred Stock in a trust of which he is the sole trustee and sole beneficiary and over which he exercises sole voting and investment power.

BENEFICIAL OWNERS OF MORE THAN 5 PERCENT

Based on filings made under Section 13(g) of the Securities Exchange Act of 1934, as amended, and delivered to the Company, as of February 15, 1996 the only entities known to be beneficial owners of more than 5% of any class of the Company's Common Stock were as follows.

                                                  AMOUNT AND
                                                  NATURE OF        PERCENT
                  NAME AND ADDRESS OF BENEFICIAL  BENEFICIAL       OF
                               OWNER              OWNERSHIP (A-B)  CLASS
                 -------------------------------------------------------
                 FMR Corp.                         4,775,489       14.8%
                 82 Devonshire Street
                 Boston, MA 02109

                 Franklin Resources, Inc.          3,126,300        9.7%
                 777 Mariners Island Blvd.
                 San Mateo, CA 94404
                 -------------------------------------------------------

(a) Pursuant to the amendment to Schedule 13G dated February 14, 1996 filed by FMR Corp. with the Securities and Exchange Commission, 4,639,154 of the shares reported are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR Corp., as a result of acting as investment advisor to various investment companies (one of which, Fidelity Advisor Growth Opportunities Portfolio, holds 1,833,300 shares or 5.7% of the outstanding class), and as to which shares FMR Corp. and certain others exercise sole dispositive power but no voting power. The remaining 136,335 of the shares reported are beneficially owned by Fidelity Management Trust Company, a bank and a wholly-owned subsidiary of FMR Corp., as to which Edward C. Johnson 3d and FMR Corp. has sole dispositive power, has sole voting power with respect to 53,235 shares and has no voting power with respect to 83,100 shares.

(b) Pursuant to the amendment to its Schedule 13G dated February 12, 1996 filed with the Securities and Exchange Commission, Franklin Resources, Inc. has shared dispositive power for all shares reported, sole voting power for 2,753,300 shares and shared voting power for 372,000 shares. The shares reported include 1,000 shares of Common Stock that would result upon conversion of 1,000 shares of Preferred Stock.

                     PERSONNEL, COMPENSATION AND STOCK PLAN
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION
                            ------------------------

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company's executive compensation philosophy is generally to reward contributions that increase the value of the Company. Accordingly, the design, structure and administration of executive officer compensation is intended to:

- Link compensation to the creation of stockholder value;
- Reward contributions that further the Company's mission by aligning individual performance objectives with the Company's performance objectives;
- Balance compensation elements to achieve short-term business plans and long-term strategic objectives; and
- Attract, retain and motivate executives of the highest quality.

  Of these objectives, the Personnel, Compensation and Stock Plan Committee (the "Committee") places greatest emphasis on rewarding executive officers based on the Company's performance. The Committee believes that the use of performance-based cash bonuses, along with long-term, stock-based incentives, evidence the Company's commit-ment to a vital and explicit link between executive officer compensation and the creation of stockholder value.

  The process utilized by the Committee in determining executive officer compensation takes into account both qualitative and quantitative factors. In determining compensation in 1995, the Committee utilized pre-tax income as the quantitative indicator of performance. The Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as the successful implementation of major projects and the assumption of additional responsibilities.

  While linkage to the Company's performance is the most important determinant of appropriate executive officer compensation, the Committee also takes into account the compensation practices of certain publicly-held companies in the homebuilding industry. This comparison group consists of the companies that comprise the S&P Homebuilding Index (excluding the Company) plus six additional companies in the industry (the "Comparison Group"). While these comparisons are considered by the Committee, the Committee does not view the results as determinative because the Company is unique among the Comparison Group for several reasons, including the fact that it is among the largest in the group and has significant operations outside of the United States.

  In 1995, the Company faced a difficult year in two of its principal markets, as did the homebuilding industry on the whole. Despite the Company's domestic expansion over the last three years, its operations in 1995 were still largely concentrated in California and, to a lesser degree, in France, where conditions for homebuilders continued to be particularly difficult. These market challenges impacted the Company's performance in 1995 and, as a result, the Company's executive officers earned less than they did in 1994. For example, in 1995, the Company's five most highly compensated executive officers (the "Named Executive Officers") as a group earned 20% less cash compensation on an annualized basis than they did in 1994.

COMPENSATION COMPONENTS

The primary components of executive compensation are base salary, annual cash incentives and long-term incentives. Each component plays an important role in the Company's overall approach to compensation.

  Base salaries provide a necessary element of stability in the Company's total compensation program, and as such, are not subject to significant variability. Base salaries for executive officers are established in light of the responsibilities and contributions of each position and the competitive market for comparable talent.

  Annual cash incentives are a significant component of executive officer compensation. Through extensive use of cash incentives, the Committee links a substantial portion of annual compensation for key executives directly to the Company's objectives and profitability. Annual cash incentives are based upon achievement of specific measures of Company performance as well as the Committee's assessment of the executive's performance.

  Long-term incentive compensation, including the opportunity for significant stock ownership or cash compensation tied to the Company's performance over a period of years, is a fundamental mechanism through which the Company aligns stockholder and top executive interests. Long-term incentive compensation primarily takes the form of stock-based awards under the Company's 1988 Employee Stock Plan and the Performance-Based Incentive Plan for Senior Management. Most awards are in the form of stock options or shares of restricted stock that vest over a period of years. The

Committee also periodically awards other forms of long-term incentive compensation, such as performance units.

  The following describes how the Named Executive Officers as a group were paid in 1995. Please see the Summary Compensation Table on page 20 for a detailed presentation of compensation earned by the Named Executive Officers in 1995. The specifics of Chief Executive Officer compensation are addressed separately in this report.

Base Salaries. In 1995, the Committee generally implemented a freeze on executive salaries due to difficult business conditions facing the industry and the Company. In the limited circumstance where the Committee increased the base salary of an executive officer, including Messrs. Karatz, Menard and Nafilyan, such increase was offset by a reduction in incentive opportunity. In these cases, the Committee determined that base salary increases were appropriate to achieve a more equitable risk balance among the components of the executive's total compensation package.

Annual Cash Incentive Awards. Key operational officers, including Messrs. Karatz and Menard, earned annual cash incentive awards based upon a specific percentage of the Company's (or a particular business unit's) pre-tax, pre-incentive income ("PPI"). As noted, Mr. Menard's percentage participation in PPI was lowered in 1995, effectively reducing his cash bonus opportunity. Annual incentive bonuses for certain other executives, including Messrs. Nafilyan and Praw, were determined by achievement of specific objectives, contributions to the overall goals of the Company and/or by the Committee's assessment of their job performance. Mr. Henn's annual incentive award was determined by a combination of a percentage participation in PPI and the Committee's assessment of his job performance.

  Annual incentive bonus awards paid to the Named Executive Officers in 1995 were 40% lower than those paid in 1994. Of the total cash compensation paid to the Named Executive Officers in 1995, 45% was from incentives determined by the Company's performance.

Long-Term Incentive Compensation. As shown in the Summary Compensation Table on page 20, in 1995 the Committee made stock option grants to each of the Named Executive Officers. The Committee awarded no other long-term incentives during 1995. These grants were made to increase the individual ownership interest of the Named Executive Officers in the Company and to further align their interests with stockholders. The awards also encourage retention of key executive talent.

Compensation of Chief Executive Officer in Fiscal 1995. In keeping with the Company's compensation objectives, Mr. Karatz' compensation is largely driven by cash and stock-based incentives that are directly tied to the Company's financial performance.

  During 1995, Mr. Karatz was employed under an agreement with the Company that was entered into in 1988 (the "1988 Agreement"). The 1988 Agreement entitled him to earn a cash incentive bonus that represented 1.75% of the Company's total PPI. The bonus paid to Mr. Karatz pursuant to this formula in 1995 was 38% less than he received in 1994, in line with the Company's decrease in 1995 pre-tax income. In 1995, 58% of Mr. Karatz' cash compensation was incentive-based.

  Because Mr. Karatz' cash compensation is primarily comprised of performance-based incentives, in 1995 he earned 26% less cash compensation than he did in 1994 and 15% less than he did in 1993.

  The second major component of performance-based compensation earned by Mr. Karatz in 1995 consisted of a discretionary grant of 50,000 stock options. This grant was key to the Committee's overall objective of continuing to link Mr. Karatz' compensation to the creation of stockholder values; and it also served to encourage his retention.

  Mr. Karatz received a base salary of $600,000 throughout all but the last two months of fiscal 1995, reflecting no change from 1994 or the end of 1993. Mr. Karatz' base salary was held constant during this period in light of the Company's generally unchanged revenue from 1994 and to further shift the mix of his compensation to performance-based. In October 1995, the Committee reviewed Mr. Karatz' compensation history, and because no salary increase had been approved for more than two years, he received a $50,000 increase on an annualized basis.

  At the end of the fiscal year, Mr. Karatz and the Company entered into a new employment contract (the "New Agreement") under which Mr. Karatz will be compensated in future years. The New Agreement ties Mr. Karatz' compensation more closely to the Company's performance and the creation of stockholder value. Included in the New Agreement is a revised incentive formula that reduces his annual cash incentive compensation by 29% in favor of performance-contingent awards of restricted stock. In addition, further safeguards have been adopted to ensure appropriate returns from the Company prior to payment of any incentive compensation. See "Employment Agreements and Change in Control Arrangements" on pages 17 and 18 for a more detailed description of the New Agreement.

POLICY ON DEDUCTIBILITY OF COMPENSATION

The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code ("Section 162(m)") with respect to maintaining tax deductibility for all executive compensation, except in circumstances when the Committee believes that such compliance would not be in the best interests of the Company or its stockholders. The Company believes that all executive officer compensation paid in 1995 met the deductibility requirements of Section 162(m).

PERSONNEL, COMPENSATION AND STOCK PLAN COMMITTEE

The Committee is responsible for setting the compensation direction of the Company. The Committee establishes and monitors all executive compensation programs, including those covering the Named Executive Officers. For each of the Company's executive officers, the Committee determines annual base salary, annual cash bonus awards, and stock plan awards, consistent with agreed upon performance guidelines. The Committee also approves all officer nominations and determines annual merit increase guidelines for all Company employees. The Committee is composed entirely of non-employee directors.

  This report is respectfully submitted by the members of the Committee:

James A. Johnson, Chairman
Ronald W. Burkle
Dr. Ray R. Irani
Lester Pollack

  The above Compensation Committee Report and the Common Stock Price Performance graph set forth on page 16 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                       KAUFMAN AND BROAD HOME CORPORATION
                         COMMON STOCK PRICE PERFORMANCE
                            ------------------------

  The graph below compares the cumulative total return(a) of Kaufman and Broad Home Corporation, the S&P 500 Index and the S&P Homebuilding Index. The Dow Jones Home Construction Index is presented for informational purposes only.

                                      LOGO

      ---------------------------------------------------------------------------------------
                                         1990     1991     1992     1993     1994     1995
      ---------------------------------------------------------------------------------------
        Kaufman and Broad Home
           Corporation                   $100     $195     $231     $305     $197     $205
      ---------------------------------------------------------------------------------------
        S&P 500 Index(b)                 $100     $120     $143     $157     $159     $217
      ---------------------------------------------------------------------------------------
        Dow Jones Home Construction
          Index(b)                       $100     $161     $254     $302     $207     $339
      ---------------------------------------------------------------------------------------
        S&P Homebuilding Index           $100     $185     $285     $369     $207     $299
      ---------------------------------------------------------------------------------------

  The above graph is based upon the Common Stock and index prices calculated as of November 30th for each of the last five fiscal year-end periods. The Company's November 30, 1995 closing Common Stock price was $13.00 per share. On February 15, 1996 the Company's Common Stock closed at $16.75 per share. The performance of the Company's Common Stock depicted in the graph above represents past performance only and is not indicative of future performance.

(a) Total return assumes $100 invested on November 30, 1990 in Kaufman and Broad Home Corporation, the S&P 500 Index, the Dow Jones Home Construction Index and the S&P Homebuilding Index, including reinvestment of dividends.

(b) The three companies that comprise the S&P Homebuilding Index are: Pulte Corporation, Centex Corporation, and the Company. The six companies that comprise the Dow Jones Home Construction Index include the foregoing companies, as well as: Standard Pacific Corp., The Ryland Group, Inc., and Clayton Homes, Inc.

            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS
                            ------------------------

EMPLOYMENT AGREEMENTS

Throughout fiscal 1995 Mr. Karatz was employed under the 1988 Agreement, which was automatically renewed for consecutive one-year periods each January 31st, subject to the right of the Company or Mr. Karatz to terminate on six months' prior notice. The 1988 Agreement provided that if a majority interest in the Company was sold or Mr. Karatz' employment with the Company was terminated prior to the 1988 Agreement's expiration under certain circumstances, including as a result of a "change of ownership" of the Company, he would receive a payment equal to two times his average annual compensation for the prior three fiscal years. The 1988 Agreement provided for similar benefits in the event of death or disability. The 1988 Agreement was amended in February 1995 to provide that future incentive bonuses and other monetary awards made thereunder would be made pursuant, and subject to the amount limitations set forth in, the Performance-Based Incentive Plan for Senior Management, which was subsequently approved by stockholders at the Company's 1995 Annual Meeting of Stockholders. See the Compensation Committee Report at pages 14 and 15 for a discussion of the compensation provisions in the 1988 Agreement.

  Since the beginning of the Company's 1996 fiscal year, Mr. Karatz has been employed under the New Agreement, which is for a six-year term and will thereafter be automatically renewed for a one-year period each December 1, subject to the right of Mr. Karatz or the Company to terminate on six months' prior notice. In the event Mr. Karatz' employment is terminated under certain circumstances prior to expiration of the New Agreement, he will receive benefits similar to those contemplated under the 1988 Agreement. Such circumstances include death, disability, termination without "cause" or termination upon a "change of ownership" of the Company.

  The annual incentive bonus formula in the New Agreement has been adjusted to reduce the cash portion of Mr. Karatz' annual bonus opportunity to an amount equal to 1.25% of the Company's PPI. The formula has been further amended to provide that no such bonus will be paid in any year in which the Company does not recognize a specified pre-tax return on equity and, if paid, such bonus may not exceed a specified dollar amount. With the intent to shift more of Mr. Karatz' compensation toward stock-based incentives, the bonus formula in the New Agreement includes an opportunity to earn an annual award of restricted stock. The number of shares awarded each year, if any, will be determined by dividing
(i) the product of .50% times the Company's PPI in excess of $50,000,000 by (ii) the trading price of the Company's Common Stock on the date of grant. No annual bonus of restricted stock will be awarded to Mr. Karatz in any year in which the Company does not generate PPI exceeding the above-stated level and, if such level is exceeded, there is a specified limit on the number of shares that may be awarded.

  Under the New Agreement, Mr. Karatz is entitled to an annual base salary of $650,000, and a nonqualified retirement arrangement pursuant to which he will receive an annual pension of $492,000, payable for 25 years, if he continues in the employment of the Company until age 60. If Mr. Karatz retires before or after age 60, he will be entitled to a lesser or greater amount, as the case may be, pursuant to an actuarily defined formula. The retirement arrangement also contemplates certain benefits prior to retirement in the event of death, disability, or a "change in control" of the Company.

  Mr. Menard is employed under an agreement that was entered into in 1992, and was scheduled to expire on November 30, 1995. In February 1995, certain amendments were made to Mr. Menard's agreement that were retroactively effective as of December 1, 1994. Among other things, the amendments: (i) extended the term of the agreement to November 30, 1997; (ii) increased Mr. Menard's base salary for fiscal 1995; (iii) amended the annual incentive compensation formula set forth in his agreement by reducing the percentage of the Company's PPI to which Mr. Menard was entitled in fiscal 1995; and (iv) provided that all incentive compensation paid to Mr. Menard under his employment agreement would be paid under and subject to the limits set forth in the Performance-Based Incentive Plan for Senior Management. Mr. Menard's agreement provides that if he is constructively terminated or terminated without "cause," he is entitled to receive the greater of one year's base salary plus the current year's incentive compensation or an amount equal to the average total cash compensation earned by Mr. Menard in 1989 through 1992.

  Mr. Praw is employed under an agreement with the Company dated February 20, 1994. The term of the agreement runs through January 31, 1999, and will continue thereafter, subject to the right of Mr. Praw or the Company to terminate on 60 days' prior written notice. Pursuant to his agreement, Mr. Praw receives a specified base salary and a discretionary annual compensation award based on his performance of up to a specified percentage of his base salary. If Mr. Praw's employment agreement is terminated without "cause," he is entitled to receive one year's base salary plus 50% of his previous year's incentive compensation.

  Mr. Henn is employed under an agreement with the Company dated June 7, 1994, pursuant to which he receives a specified base salary. Mr. Henn's annual incentive compensation is determined, in part, by a formula based on the Company's PPI and, in part, by a discretionary award based on his performance of up to a specified percentage of his base salary.

  In accord with French law, Mr. Nafilyan does not have an employment agreement with the Company.

  Under their respective employment agreements, Messrs. Karatz, Menard, Praw and Henn are also eligible to receive other benefits and compensation generally afforded to Company executives, including the receipt of discretionary stock option grants and other awards under the Company's employee stock plans. If the employment of Messrs. Menard, Praw or Henn is terminated under certain circumstances, including death or disability, they will receive all earned but unpaid incentive compensation plus a specified percentage of the then-current fiscal year's anticipated incentive compensation. None of these three executives' employment agreements contain change in control provisions.

CHANGE IN CONTROL ARRANGEMENTS

Under the Company's 1988 Employee Stock Plan, the Performance-Based Incentive Plan for Senior Management and the Directors' Restricted Stock Plan, all outstanding stock options shall become fully exercisable and all restrictions on outstanding shares of restricted stock or other awards shall lapse upon a "change of ownership" of the Company. A change in ownership will be deemed to occur if (i) current members of the Board of Directors or other directors elected by three-quarters of the current members or their respective replacements

(excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company's voting securities or in connection with an election contest) cease to represent a majority of the Board or (ii) the Board determines that a change in control has occurred. The Directors' Legacy Program provides that upon a change of ownership of the Company, all participating directors shall become immediately vested under the program, and the Company shall create an irrevocable trust into which it shall transfer sufficient assets (including the directors' life insurance policies) to make the designated charitable contributions for the participating directors.

  The Company also maintains a non-qualified Executive Deferred Compensation Plan. From 1985 to 1992, pursuant to the plan Messrs. Karatz, Menard and Nafilyan deferred receipt of a certain amount of pre-tax income, plus a Company matching contribution, until retirement, termination or certain other events, including a "change in control." A change in control is defined in the plan to include the acquisition by a person or "group" (as defined) of 25% or more of the Company's voting power, a transaction which results change in a majority of the then-incumbent Board or the Company ceasing to be publicly owned. No new contributions to the Executive Deferred Compensation Plan may be made, but the Company continues to pay interest on prior contributions still held in the plan.

                             EXECUTIVE COMPENSATION
                            ------------------------

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the total compensation earned by each of the Named Executive Officers for the fiscal years ended November 30, 1993, 1994 and 1995.

                                                                         LONG-TERM COMPENSATION
                                                                         -----------------------
                                       ANNUAL COMPENSATION                            SECURITIES
                            ------------------------------------------   RESTRICTED   UNDERLYING
                   FISCAL                              OTHER ANNUAL        STOCK       OPTIONS/        ALL OTHER
NAME AND POSITION  YEAR     SALARY($)   BONUS($)    COMPENSATION($)(A)   AWARDS($)     SARS(#)     COMPENSATION($)(B)
---------------------------------------------------------------------------------------------------------------------
Bruce Karatz       1995     $608,333   $  830,533          $ --               -0-        50,000          $52,191
  Chairman,        1994      600,000    1,339,249            --               -0-           -0-           39,223
  President        1993      515,425    1,167,500            --               -0-        30,000           45,161
  and Chief
  Executive
  Officer
---------------------------------------------------------------------------------------------------------------------
Roger B. Menard    1995     $333,333   $  272,473            --               -0-        30,000          $34,334
  Executive Vice   1994      248,333      762,257            --               -0-           -0-           15,757
  President and    1993      229,167      950,206            --               -0-        15,000           18,316
  President of
  United
  States
  Operations
---------------------------------------------------------------------------------------------------------------------
Guy Nafilyan       1995     $312,000   $  100,000            --               -0-        30,000          $ 4,359
  Executive Vice   1994      248,400      100,000            --               -0-           -0-              862
  President and    1993      241,500       87,500            --               -0-        15,000            4,221
  President of
  European
  Operations
---------------------------------------------------------------------------------------------------------------------
Michael F. Henn    1995     $300,000   $  150,553            --               -0-        20,000          $ 9,240
  Senior Vice      1994(c)   118,269      150,000            --               -0-        20,000               --
  President        1993           --           --            --                --            --               --
  and Chief
  Financial
  Officer
---------------------------------------------------------------------------------------------------------------------
Albert Z. Praw     1995     $300,000   $  162,000            --               -0-        40,000          $ 5,790
  Senior Vice      1994(c)   232,895      170,000            --               -0-           -0-               --
  President,       1993           --           --            --                --            --               --
  Real Estate
---------------------------------------------------------------------------------------------------------------------

(a) The officers listed in this table receive certain personal benefits; however, such benefits do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for any of the years reported.

(b) These amounts represent the Company's aggregate contributions to the Company's 401(k) Savings Plan, Supplemental Non-Qualified Deferred Compensation Plan and the amount of interest earned on the Executive Deferred Compensation Plan at a rate in excess of 120% of the applicable federal rate. In fiscal 1995, the Named Executive Officers accrued the following respective amounts under such plans: Mr. Karatz $9,000, $27,500 and $15,691; Mr. Menard $9,000, $21,000 and $4,334; Mr. Nafilyan -0-, -0-
    and $4,359; Mr. Henn $9,000, $240 and -0-; and Mr. Praw $5,790, -0- and -0-.

(c) The amounts set forth in the table for fiscal 1994 for Messrs. Henn and Praw represent less than a full year's compensation. Mr. Henn joined the Company on July 11, 1994 and Mr. Praw joined the Company on March 7, 1994. Neither Mr. Henn's nor Mr. Praw's base salary was increased in fiscal 1995.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                              VALUE AT
                   NUMBER OF       PERCENT OF TOTAL                                     ASSUMED RATE OF STOCK
                   SECURITIES        OPTIONS/SARS                                      PRICE APPRECIATION FOR
                   UNDERLYING         GRANTED TO        EXERCISE OR                        OPTION TERM(C)
                  OPTIONS/SARS       EMPLOYEES IN       BASE PRICE      EXPIRATION     -----------------------
      NAME        GRANTED(#)(A)      FISCAL YEAR         ($/SH)(B)         DATE         5%($)         10%($)
------------------------------------------------------------------------------------------------------------
Bruce Karatz         50,000              9.77%             $12.88          1/25/10     $694,812     $2,046,117
Roger B. Menard      30,000              5.86%              12.88          1/25/10      416,887      1,227,670
Guy Nafilyan         30,000              5.86%              12.88          1/25/10      416,887      1,227,670
Michael F. Henn      20,000              3.91%              12.88          1/25/10      277,925        818,477
Albert Z. Praw       20,000              3.91%              12.88          1/25/10      277,925        818,447
                     20,000              3.91%              12.38          9/27/10      267,136        786,675

--------------------------------------------------------------------------------

(a) All options granted in 1995 are for shares of Common Stock and are exercisable in cumulative 20% installments commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. Vesting may be accelerated upon certain events related to changes in the Company's ownership.

(b) All options were granted at market value on the date of grant. The term "market value" as used with respect to this table was computed as the average of the high and low stock prices for the Company's Common Stock as reported in the Wall Street Journal on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by withholding a number of the underlying shares, subject to certain conditions.

(c) Gains are net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation over the 15-year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved, or may be exceeded.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                      OPTIONS/SARS                 IN-THE-MONEY OPTIONS AT
                  SHARES                         AT FISCAL YEAR END(#)              FISCAL YEAR END($)(B)
                ACQUIRED ON      VALUE        ----------------------------      -----------------------------
     NAME       EXERCISE(#)  REALIZED($)(A)   EXERCISABLE    UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
Bruce Karatz        0            --            1,081,968        84,000          $8,597,696         $ 6,000
Roger B. Menard     0            --               33,000        47,000             123,750           3,600
Guy Nafilyan        0            --               18,000        47,000                  --           3,600
Michael F. Henn     0            --                4,000        36,000                  --           2,400
Albert Z. Praw      0            --                    0        40,000                  --          14,800

--------------------------------------------------------------------------------

(a) Represents the difference between the market value of the Company's Common Stock at exercise minus the exercise price of the options.

(b) Represents the difference between the closing price of the Company's Common Stock on November 30, 1995 as reported in the Wall Street Journal ($13.00) and the exercise price of the options.

                              STOCKHOLDER PROPOSAL
                            ------------------------

Dr. Charles Miller, 23 Park Circle, Great Neck, New York 11023, the owner of 250 shares of Common Stock, has notified the Company that he intends to present the following proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are as follows:

STOCKHOLDER PROPOSAL

"RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

STATEMENT OF PROPOSING STOCKHOLDER

"The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

  "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

  "The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interest of the stockholders.

  "I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

  "I Urge Your Support, Vote For This Resolution."

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST THE PROPOSAL

The Board of Directors asks that you vote NO on this proposal.

  At a special meeting of the Company's stockholders in 1989, the holders of more than 96 percent of the shares of Common Stock represented at the meeting approved the institution of a classified board of directors. The reasons for supporting a classified board are as valid today as they were in 1989.

  The Board believes that a classified board continues to benefit the Company, its stockholders and those with whom the Company does business by permitting all to rely on the consistency and continuity of corporate policy. At the same time, annual elections, at which a third of the Board is elected each year, offer stockholders an annual opportunity to review corporate decision-making while maintaining the basic integrity of corporate policy from year to year.

  A classified board also reduces the possibility of a sudden and disruptive attempt to acquire control of the Company. In the event of a hostile takeover attempt, the fact that approximately two-thirds of the directors have terms of more than one year would encourage a person seeking control of the Company to initiate arm's-length discussions with management and the Board, who are in a position to negotiate a transaction that is most favorable to all stockholders.

  For these reasons, more than half of the "Fortune 500" companies provide for the staggered election of directors similar to the Company's election procedures. Statistics compiled by the Investor Responsibility Research Center, Inc. show that stockholders of public companies have overwhelmingly supported the use of classified boards, as indicated by the fact that in responding to shareholder proposals to eliminate classified boards in 1995, an average of more than 61% of all shares were voted to maintain such classified boards.

  If approved, the proposal would not automatically eliminate the classification of the Board, but would instead serve as a recommendation to the Board of Directors to take the necessary steps to do so. To effect declassification would require that the Board approve the repeal of the classified board provision in the Company's Certificate of Incorporation. Thereafter, in accordance with the terms approved by the Company's stockholders in 1989, the favorable vote at a stockholders' meeting of the holders of at least 80% of the then-outstanding shares of voting stock of the Company would be required.

                      ACCORDINGLY, THE BOARD OF DIRECTORS
                      RECOMMENDS THAT YOU VOTE AGAINST THE
                        FOREGOING STOCKHOLDER PROPOSAL.
                       PROXIES SOLICITED BY THE BOARD OF
                       DIRECTORS WILL BE SO VOTED UNLESS
                       STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER MATTERS
                            ------------------------

COMPENSATION COMMITTEE INTERLOCKS
There are none.

RELATED PARTY TRANSACTIONS
Through its mortgage banking subsidiary, the Company offers home mortgage loans to all of its employees, including the Named Executive Officers. These mortgage loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and do not involve more than the normal risk of collectability. Such loans are typically promptly sold to third-party mortgage purchasers. There were no mortgage loans outstanding for any of the Named Executive Officers as of the end of the Company's 1995 fiscal year.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company in compliance with Section 16 of the Securities Exchange Act of 1934, as amended, all such Forms were filed on a timely basis by the Company's reporting persons during fiscal 1995.

FINANCIAL STATEMENTS
The Company's audited consolidated financial statements and notes thereto, including selected financial information and management's discussion and analysis of financial condition and results of operations for the fiscal year ended November 30, 1995 are included on pages 24 through 45 of the Company's 1995 Annual Report to Stockholders, which is being mailed to stockholders concurrently with this Proxy Statement. Additional copies of the Annual Report are available without charge upon request. The financial statements, the report of independent auditors thereon, selected financial information, and management's discussion and analysis of financial condition and results of operations in the Annual Report are incorporated by reference herein.

INDEPENDENT ACCOUNTANTS
The firm of Ernst & Young LLP served as the Company's independent auditors for fiscal 1995. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from stockholders.

OTHER BUSINESS
The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares represented by properly delivered Proxies on such matters in accordance with their judgment in the best interest of the Company.

STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING
Any proposal of a stockholder intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than October 30, 1996.

COST AND METHOD OF PROXY SOLICITATION
The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy

Statement, and the proxy itself, and the cost of soliciting proxies relating to the meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, telegraph, or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. The Company will use the services of Corporate Investor Communications, Inc., a professional soliciting organization, to assist in proxy soliciting, distributing proxy materials to institutions, brokerage houses, custodians, nominees and other fiduciaries. The Company estimates the costs for such services will not exceed $5,000.

By Order of the Board of Directors,

Kimberly N. King
Corporate Secretary and
Associate Counsel

February 26, 1996
Los Angeles, California

                                KAUFMAN  BROAD
                      Kaufman and Broad Home Corporation
                           10990 Wilshire Boulevard
                        Los Angeles, California 90024

                           PICTURE AND GRAPH APPENDIX

         This Picture and Graph Appendix is filed to comply with the rules of the Securities and Exchange Commission with respect to the electronic filing of pictorial and graphic materials and describes the pictures set forth on pages
3 - 7 and the graph set forth on page 16.


         PAGE                               CHART DESCRIPTION
         ---------------------------------------------------------------------------------------------------------
                  Picture of Jane Evans next to textual presentation of certain biographical information regarding
                  Ms. Evans.
                  Picture of Jim Johnson Evans next to textual presentation of certain biographical information regarding Mr. Johnson.
                  Picture of Mr. Sanford C. Sigoloff next to textual presentation of certain biographical information regarding Mr. Sigoloff.
                  Picture of Mr. Ronald W. Burkle next to textual presentation of certain biographical information regarding Mr. Burkle.
                  Picture of Dr. Ray R. Irani next to textual presentation of certain biographical information regarding Dr. Irani.
                  Picture of Mr. Antoine Jeancourt-Galignani next to textual presentation of certain biographical information regarding Mr. Jeancourt-Galignani.
                  Picture of Bruce Karatz next to textual presentation of certain biographical information regarding Mr. Karatz.
                  Picture of Mr. Guy Nafilyan next to textual presentation of certain biographical information regarding Mr. Nafilyan.
                  Picture of Mr. Luis G. Nogales next to textual presentation of certain biographical information regarding Mr. Nogales.
                  Graph under caption "Kaufman and Broad Home Corporation Common Stock Price
                  Performance" depicts the performance of the Company's Common Stock over the last five fiscal year-end periods relative to the S&P Home building Index, the Dow Jones Home
                  Construction Index, and the S&P 500 Index.  The graph plots the dollar figures set forth in the electronically readable matrix set forth immediately below the graph on page 16.

PROXY

                      KAUFMAN AND BROAD HOME CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                MARCH 28, 1996

        The undersigned hereby appoints Bruce Karatz, Albert Z. Praw and Kimberly N. King, and each of them, as proxies with full power of substitution and revocation, to vote all of the shares of Kaufman and Broad Home
Corporation Common Stock the undersigned is entitled to vote at the Kaufman and Broad Home Corporation Annual Meeting of Stockholders to be held on March 28, 1996, or at any adjournment thereof, upon the Proposals set forth on the reverse side of this Proxy and described in the accompanying Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2, AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

               (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.)

                                                                Please mark
                                                                your votes as
                                                                indicated in   X
                                                                this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

1. ELECTION OF DIRECTORS in Class I
   Nominees: Jane Evans, James A. Johnson, Sanford C. Sigoloff
   (INSTRUCTION: to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

                     FOR       WITHHOLD
     (except as                AUTHORITY
     marked to the  / /          / /    to vote for
     contrary)                          all nominees
                                        listed

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST:

2. STOCKHOLDER PROPOSAL concerning
   declassification of Board of Directors     FOR     AGAINST     ABSTAIN
                                              / /       / /         / /

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for such meeting, dated
February 26, 1996.

Date ______________________________________, 1996

_________________________________________________

_________________________________________________
(Please sign EXACTLY as your name appears hereon.)

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporate name by President, or other authorized officer. If a partnership, sign in partnership name by authorized person.


IMPORTANT INFORMATION IS CONTAINED ON THE OTHER SIDE OF THIS CARD. PLEASE READ BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.